UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): May 9, 2016

HISTOGENICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

830 Winter Street, 3rd Floor

Waltham, Massachusetts 02451

(781) 547-7900

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 10, 2016, Histogenics Corporation (“Histogenics”) amended its license agreement (the “Amendment”) with Purpose Co., Ltd. (“Purpose”). Under the Amendment, Histogenics reassumes sole responsibility for the development and commercialization of all or any portion of the Histogenics product line in Japan. Purpose expands its license to Histogenics to include an exclusive, perpetual (with respect to patent rights, for the full term of each patent licensed) and sublicensable license, under Purpose’s patent rights and technology relating to its tissue processor, in Japan, to make, use, sell, import and otherwise exploit products or services covered by claims of such Purpose patents or Purpose’s technology, only in connection with articular cartilage, ligaments, tendons and meniscus. The Amendment also terminates the license that Purpose held under the original license agreement to develop and commercialize Histogenics’ patents and technology in Japan.

Pursuant to the Amendment, Histogenics is obligated to pay Purpose payments of up to $10 million in the event certain milestones are satisfied. Histogenics is also required to pay Purpose a royalty payment in the low single digits on the net sales in Japan for Histogenics products that rely on a Purpose patent or incorporate or necessarily rely upon any Purpose technology. Such royalty payment shall be reduced if the applicable Histogenics products do not rely on an outstanding Purpose patent.

The foregoing description of the Amendment does not purport to be a complete statement of the parties’ rights under such agreement and are qualified in their entirety by reference to the full text of such agreement, a copy of such agreement will be filed as an exhibit to Histogenics’ quarterly report on Form 10-Q for the quarter ended June 30, 2016.

On May 10, 2016, Histogenics issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing entry into the Amendment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Histogenics Corporation dated May 10, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HISTOGENICS CORPORATION

Date: May 10, 2016	By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Histogenics Corporation dated May 10, 2016.